Exhibit 99.1

For Immediate Release

Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349

Waters Corporation Reports 9% Sales Growth and Strong Earnings for Second Quarter 2005

Milford, Massachusetts, July 26, 2005 — Waters Corporation (NYSE/WAT) reported today second quarter 2005 sales of $284.6 million, an increase of 9% over sales of $260.5 million in the second quarter of 2004 with a foreign currency translation benefit accounting for approximately 1% of that growth. Quarterly earnings per diluted share (E.P.S.) were $0.46, compared to $0.49 for the second quarter in 2004. On a non-GAAP basis, excluding the benefit of a patent litigation settlement in the second quarter of 2004, adjusted E.P.S. grew 15% to $0.46 in the second quarter of 2005 from $0.40 in the second quarter of 2004.

Through the first six months of 2005 reported sales for the Company were $552.9 million, a 7% increase over 2004 first half-year sales of $515.6 million with a foreign currency benefit accounting for approximately 1% of that growth. E.P.S. through the first six months of 2005 were $0.84 compared to $0.81 for the comparable period in 2004. On a non-GAAP basis and including the adjustments in the attached reconciliation, E.P.S. grew 9% in the first six months of 2005 from $0.77 in 2004 to $0.84 in 2005.

Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Our business in Europe and overall sales to pharmaceutical accounts improved during the second quarter. Shipments of ACQUITY UPLC™ and QTof Premier™ continued to gain traction with strong sequential growth compared to the first quarter 2005 sales. We are optimistic that this positive sales momentum will continue into the second half of the year. We also believe that despite a less favorable foreign currency environment, the strength of our product portfolio in combination with improving market demand will allow us to deliver profitable sales growth in 2005.”

As communicated in a prior press release, Waters Corporation will webcast its second quarter 2005 financial results conference call this morning, July 26, 2005 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.info, choose Investor Relations and click on the Live Webcast. A replay of the call will be available through August 2, 2005, similarly by webcast and also by phone at 402-220-9682.

Waters Corporation holds worldwide leading positions in three complementary analytical technologies - liquid chromatography, mass spectrometry and thermal analysis. These markets account for $4.5 —  $5.0 billion of the overall $20 + billion analytical instrument market.

CAUTIONARY STATEMENT

This release contains “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons including and without limitation: fluctuations in capital expenditures by our customers, in particular large pharmaceutical companies, introduction of competing products, such as improved research-grade mass spectrometers, by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, changes in the healthcare market and the pharmaceutical industry, loss of market share through competition, potential product liability or other claims against the Company as a result of the use of its products, risks associated with lawsuits and other legal actions particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations potentially adversely affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this press release and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	July 2,	December 31,
	2005	2004
Cash and cash equivalents	615,234	539,077
Accounts receivable	228,245	271,731
Inventories	140,481	139,900
Other current assets	25,903	23,176
Total current assets	1,009,863	973,884

Property, plant and equipment, net	139,243	135,908
Other assets	343,288	350,634
Total assets	1,492,394	1,460,426

Notes payable and debt	407,439	206,663
Accounts payable and accrued expenses	275,142	286,327
Total current liabilities	682,581	492,990

Long-term debt	250,000	250,000
Other long-term liabilities	40,612	38,750
Total liabilities	973,193	781,740

Total equity	519,201	678,686
Total liabilities and equity	1,492,394	1,460,426

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Net sales	284,630	260,488	552,935	515,574
Cost of sales	117,066	106,180	228,867	213,654

Gross profit	167,564	154,308	324,068	301,920

Selling and administrative expenses	82,861	75,840	163,456	147,267
Research and development expenses	16,485	15,694	33,232	31,765
Purchased intangibles amortization	1,266	996	2,548	2,350
Litigation settlement and provisions (A)	—	(17,124)	—	(9,277)
Restructuring and other unusual charges, net	—	—	—	104

Operating income	66,952	78,902	124,832	129,711

Interest (expense) income, net	(463)	995	(99)	1,226
Income from operations before income taxes	66,489	79,897	124,733	130,937

Provision for income taxes	12,424	20,146	24,073	30,341

Net income	54,065	59,751	100,660	100,596

Net income per basic common share	$0.47	$0.50	$0.86	$0.84

Weighted average number of basic common shares	116,092	118,691	117,405	119,439

Net income per diluted common share	$0.46	$0.49	$0.84	$0.81

Weighted average number of diluted common shares and equivalents	117,722	122,820	119,456	123,434

(A)	The results for the six months ended July 3, 2004 include a charge of $7.8 million for ongoing patent litigation with Hewlett-Packard Company. The results for the three months and six months ended July 3, 2004 include settlement income of $17.1 million related to patent litigation with Perkin-Elmer Corporation.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
Reconciliation of income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Income per diluted share	$0.46	$0.49	$0.84	$0.81

Adjustment for litigation settlement and provisions, net of tax		(10,788)		(5,688)
Income per diluted share effect	—	(0.09)	—	(0.05)

Adjusted income per diluted share:	$0.46	$0.40	$0.84	$0.77

The adjusted income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management feels these transactions are not indicative of understanding the ongoing operations of the business or its future outlook.